EXECUTION COPY

     MASTER AGREEMENT

     Master Agreement, dated as of October 3, 2005 (this “Agreement”), by and between Brandywine Operating Partnership, L.P., a Delaware limited partnership (“Brandywine”), and The Prudential Insurance Company of America, a New Jersey corporation (“Prudential”).

     Background

     On the date hereof, Brandywine, Brandywine Realty Trust, a Maryland real estate investment trust (“Parent”), Brandywine Cognac I, LLC, a Maryland limited liability company (“Merger Sub”), Brandywine Cognac II, LLC, a Delaware limited liability company (“L.P. Merger Sub”), Prentiss Properties Trust, a Maryland real estate investment trust (the “Company”), and Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership (“Company L.P.”), have executed and delivered an Agreement and Plan of Merger (the “Merger Agreement”). Terms used herein as defined terms but not defined herein have the meanings assigned to them in the Merger Agreement.

     On the date hereof, Prudential, the Company and Company L.P. have executed and delivered the Prudential Asset Purchase Agreement attached hereto as Exhibit A (the “Prudential Asset Purchase Agreement”).

     Brandywine and Prudential desire to enter into this agreement to, among other things, set forth the terms under which Prudential will acquire the Specified Assets (x) from Company L.P. or one or more Company Subsidiaries pursuant to the Prudential Asset Purchase Agreement on the business day prior to the Closing Date as more particularly provided herein and in the Merger Agreement or (y) from Merger Sub pursuant to the Alternative Asset Purchase Agreement (as defined herein) immediately following the OP Effective Time as more particularly provided herein and in the Merger Agreement. The terms “Specified Assets” and “Joint Venture Owned Property” shall have the meanings given to them in the Prudential Asset Purchase Agreement.

     NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

     1.      Acquisition of Specified Assets.

               a.     In the event that Prudential is obligated to consummate the Prudential Asset Purchase Agreement pursuant to Article X of the Merger Agreement, then Prudential agrees to perform or cause to be performed all of its and the Transferees’ (defined below) obligations thereunder.

               b.     In the event that the Closing is scheduled to occur under the Merger Agreement and Prudential, Company L.P. and Prentiss Properties Real Estate Fund I, L.P. are not required to consummate the transactions described in the Prudential Asset Purchase Agreement pursuant to Article X of the Merger Agreement, then (1) Prudential shall cause the Transferees to make a capital contribution to Merger Sub in immediately available funds in the aggregate amount of the Specified Assets Purchase Price by noon Eastern Time on the Closing Date, (2) Brandywine and Prudential shall enter into an asset purchase agreement, substantially in the form attached hereto as Exhibit B (the “Alternative Asset Purchase Agreement”), and (3) simultaneously with the Closing, Brandywine will cause the Specified Assets to be transferred and conveyed to Prudential or the Transferees in exchange for the transfer to Company L.P. of the interest of Prudential and the Transferees in Merger Sub. The term “Specified Assets Purchase Price” means $747,650,417, subject to adjustment as provided herein and less the outstanding balance of any indebtedness on any of the Specified Assets (including the Joint Venture Owned Property) that is not repaid in full on or before the Closing date.

               c.      Prudential shall pay all state and local transfer and similar taxes and fees (the “Transfer Taxes”) associated with the transfer of the Specified Assets pursuant to the Merger Agreement, the Prudential Purchase Agreement, the Alternative Asset Purchase Agreement and this Agreement, as applicable; provided, however, that in the event that Prudential and/or a Transferee acquires the Specified Assets pursuant to Paragraph 1.b and the Transfer Taxes associated therewith are higher than they would have been if Prudential had acquired the Specified Assets pursuant to the Prudential Asset Purchase Agreement, then Brandywine shall pay Prudential at Closing the amount of the excess.

               d.      Brandywine acknowledges that Prudential shall have the right to assign all or any portion of the rights and obligations of Prudential under this Agreement to one (1) or more entities designated by it (each, a “Transferee”). No such assignment shall release Prudential from its obligations under this Agreement.

               e.      Without limiting the terms of Section 16, Prudential, on behalf of each Transferee, agrees that neither Brandywine nor any Affiliate of Brandywine shall have any liability to Prudential or to any Transferee for any of the representations, warranties or covenants of the Company or Company L.P. contained in the Merger Agreement. However, Brandywine agrees, if requested by Prudential and at Prudential’s cost and expense, to enforce Brandywine’s rights under the Merger Agreement with respect to any misrepresentations or breaches of covenants that have resulted in loss, cost or expense to Prudential and to cooperate with Prudential in all reasonable respects with respect to any such enforcement.

     2.      Management and Leasing Agreement.     On the Final Condition Satisfaction Date (in the event that Prudential and/or a transferee acquires the Specified Assets pursuant to Paragraph 1(a)) and otherwise on the Closing Date, each Transferee and BTRS, Inc., an Affiliate of Brandywine, shall execute and deliver a Leasing and Management Agreement in substantially the form attached hereto as Exhibit C and Brandywine shall cause the existing property management agreements for the Specified Assets to be terminated.

     3.      Prudential Payments.

               a.      At the REIT Effective Time, Prudential agrees to pay to Brandywine, or its assignee, One Million Dollars ($1,000,000) in immediately available funds to be used to pay a portion of the fees owing by Brandywine to J.P. Morgan Securities Inc. in connection with the transactions contemplated by the Merger Agreement.

               b.      At the REIT Effective Time, Prudential agrees to pay to Brandywine Four Million Dollars ($4,000,000) in immediately available funds on account of severance costs that Brandywine will incur in connection with the transactions contemplated by the Merger Agreement.

     4.     Authority Under Merger Agreement.

               a.      None of Brandywine, Parent, Merger Sub, L.P. Merger Sub or any Affiliate of any of them (collectively, the “BDN Parties”) shall amend the Merger Agreement in any way without in each instance obtaining the prior written consent of Prudential, which consent shall not be unreasonably withheld or delayed.

               b.      None of the BDN Parties shall grant or withhold any consent or approval under or in connection with the Merger Agreement, or authorize, commit to or agree to any matter in connection with the Merger Agreement, without in each instance obtaining the prior written consent of Prudential, which consent shall not be unreasonably withheld or delayed. Without limiting the foregoing, the terms of this Paragraph 4.b shall apply to (i) any changes in the structure of the transactions contemplated by the Merger Agreement requested pursuant to Section 1.10 of the Merger Agreement and (ii) any matters for which consent of Parent is required under Section 5.01 of the Merger Agreement.

               c.      None of the BDN Parties shall waive any of its conditions to Closing without in each instance obtaining the prior written consent of Prudential, which consent shall not be unreasonably withheld or delayed.

               d.      No BDN Party shall exercise any right or remedy under the Merger Agreement, including, without limitation, any termination or extension right, without in each instance obtaining the prior written consent of Prudential, which consent shall not be unreasonably withheld or delayed.

               e.      In any instance where the consent or approval of Prudential is requested under this Agreement, Prudential will use commercially reasonable efforts to respond to Brandywine within two (2) business days after Brandywine’s request for consent or approval has been submitted to Prudential.

     5.      Property Diligence and Sharing of Remediation Expenses.

               a.      Each of Brandywine and Prudential will have until October 20, 2005 (the “Due Diligence Period”) to conduct, at its sole cost and expense (subject to the other terms of this Agreement) diligence on the Company Properties allocated to it (i.e., the Specified Assets, in the case of Prudential, and the other Company Properties, in the case of Brandywine). For purposes of this Paragraph 5, the diligence of Brandywine and Prudential will be limited to title, survey, zoning, permitting and land use, structural and environmental diligence (i.e., leases, rent rolls and tenant credit would not be subject to diligence for purposes of this Paragraph 5) (such permitted due diligence matters, collectively, the “Permitted Due Diligence”). Any such diligence or activities shall be conducted in the manner permitted by Section 6.02 of the Merger Agreement.

               b.      Each of Brandywine and Prudential, on behalf of the Transferees, agrees to fund a portion of the Eligible Remediation Costs (defined below) for the Company Properties to be acquired by the other. The aggregate maximum amount that Brandywine shall be obligated to pay to Prudential on account of Eligible Remediation Costs (net of any payments made by Prudential to Brandywine on account of Eligible Remediation Costs) is $18,750,000. The aggregate maximum amount that Prudential shall be obligated to pay to Brandywine on account of Eligible Remediation Costs (net of any payments made by Brandywine to Prudential on account of Eligible Remediation Costs) is $6,250,000.

               c.      Neither Brandywine nor Prudential shall have any obligation to make a payment to the other on account of Eligible Remediation Costs for a Company Property to be acquired by the other unless the aggregate amount of Eligible Remediation Costs for such Company Property exceeds ten percent (10%) of the Allocated Value (defined below) of such Company Property. If the aggregate amount of Eligible Remediation Costs for such Company Property exceeds ten percent (10%) of the Allocated Value of such Company Property, then (i) if such Company Property is to be acquired by Brandywine, Prudential will pay to Brandywine an amount equal to the Prudential Percentage multiplied by the amount of such excess over ten percent (10%) of the Allocated Value (subject to the above aggregate $6,250,000 cap) and (ii) if such Company Property is to be acquired by a Transferee, Brandywine will pay to Prudential an amount equal to the Brandywine Percentage (as defined below) multiplied by the amount of such excess over ten percent (10%) of the Allocated Value (subject to the above aggregate $18,750,000 cap). The “Allocated Value” of a Company Property is the dollar amount allocated to such Company Property as set forth on Exhibit D hereto.

               d.      Notwithstanding the foregoing, if the aggregate amount of Eligible Remediation Costs for a Company Property to be acquired by a Transferee exceeds ten percent (10%) of the Allocated Value of such Company Property, then, if such Company Property is not an Excluded Property (defined below), Prudential shall have the right, on behalf of the applicable Transferee, in Prudential’s sole and absolute discretion, to elect either (i) to drop such Company Property (i.e., not acquire such Company Property), or (ii) to cause the applicable Transferee to acquire a Substitute Property (defined below) in lieu of such Company Property. If Prudential elects to drop a Company Property (such Company Property, a “Dropped Property”), it shall receive a credit against the Specified Assets Purchase Price in an amount equal to (x) the Allocated Value for such Dropped Property minus (y) the Prudential Percentage of all of the Eligible Remediation Costs for such Dropped Property. Any such election must be made by Prudential within fifteen (15) days following expiration of the Due Diligence Period. In no event may Prudential elect to drop or substitute Company Properties that have an aggregate Allocated Value in excess of $150,000,000 (the “$150,000,000 Limit”). In addition, in no event may Prudential elect to drop or substitute a Company Property if Brandywine elects to pay to Prudential the amount by which Eligible Remediation Costs for such Company Property exceed ten percent (10%) of the Allocated Value of such Company Property. Any such election must be made by Brandywine no later than the later of (x) the fifteenth (15th) day after expiration of the fifteen (15) day period referred to above in this Paragraph 5.d and (y) the fifteenth (15th) day after agreement of Brandywine and Prudential as to, or other determination as provided in Paragraph 6 below of, the Eligible Remediation Costs of the applicable Company Property, and all such Eligible Remediation Costs shall be paid to Prudential on the Closing Date. Each of the Company Properties identified on Exhibit E-1 is an “Excluded Property.” In addition to the right of Prudential to elect to drop or cause a substitution of a Company Property that is not an Excluded Property, as provided in this Paragraph 5.d, Prudential may elect to drop any “development property” identified on Exhibit E-2 if Prudential, in its reasonable discretion, is not satisfied with the development potential or the status of land use permits and approvals for such development property. In order to exercise this right with respect to a development property, Prudential must make such an election on or before 5:00 p.m. on October 20, 2005, and in the event that Prudential makes such an election, it will receive a credit against the Specified Assets Purchase Price in an amount equal to the Allocated Value for such dropped development property or properties, and the Allocated Value attributable to such dropped development property or properties shall not count against the $150,000,000 Limit.

               e.      Within fifteen (15) days after the date of this Agreement, Brandywine and Prudential will act in good faith to identify a group of Company Properties which are eligible for exchange in accordance with, and subject to, Section 5(d)(ii) each, a “Substitute Property”); provided that in the event that Prudential, during the thirty (30)-day period (the “Substitute Property Due Diligence Period”) that commences at the expiration of the foregoing fifteen day period, identifies, through Permitted Due Diligence, Eligible Remediation Costs in respect of any of such Substitute Properties in an amount that exceeds, in respect of any given Substitute Property, ten percent (10%) of the Allocated Value of such Substitute Property, then Prudential may remove such Substitute Property from the pool of Substitute Properties. Prudential may exercise its right to acquire a Substitute Property in lieu of a Company Property only if the Company Property has an Allocated Value that is within 10% of the Allocated Value of the Substitute Property. Any such election by Prudential must be made by Prudential within fifteen (15) days following expiration of the Substitute Due Diligence Period, and, for clarity, will be subject to the right of Brandywine to override such election, as provided in Paragraph 5.d, if Brandywine elects to pay to Prudential the amount by which Eligible Remediation Costs for such Company Property exceeds ten percent (10%) of the Allocated Value of such Company Property. Any such election must be made by Brandywine no later than the later of (x) the fifteenth (15th) day after expiration of the fifteen (15) day period referred to in the immediately preceding sentence and (y) the fifteenth (15th) day after agreement of Brandywine and Prudential as to, or other determination as provided in Paragraph 6 below of, the Eligible Remediation Costs of the applicable Company Property. If all of the Substitute Properties exchanged pursuant to this Section 5.e have a lower Allocated Value in the aggregate than the Company Properties for which they were exchanged, the Contribution Amount will be decreased by an amount equal to the difference between the aggregate Allocated Values of such Company Properties and the Substitute Properties. If all of Substitute Properties exchanged pursuant to this Section 5.e have a higher Allocated Value in the aggregate than the Company Properties for which they were exchanged, the Contribution Amount will be increased by an amount equal to the difference between the aggregate Allocated Values of such Company Properties and the Substitute Properties.

               f.      If either Brandywine or Prudential identifies costs that it believes qualify as Eligible Remediation Costs, Brandywine or Prudential, as applicable, will provide to the other, no later than five (5) days following expiration of the Due Diligence Period, a reasonably detailed description of the cost and reason why Brandywine or Prudential, as applicable, believes the cost so qualifies. The parties will cooperate reasonably and in good faith to resolve any disagreements as to the amount and qualification of any such costs, and any disagreements that are not resolved by the parties by the fifteenth (15th) day following expiration of the Due Diligence Period shall be determined in accordance with Paragraph 6 below.

               g.      A cost will constitute an “Eligible Remediation Cost” only if (i) the cost relates to removal of, or diminution in the value of a Company Property on account of, an Encumbrance, any other title exception, or any other matter shown on a survey, including, without limitation, any encroachment, in each case that would have a material adverse effect on either (x) the value of the applicable Company Property or (y) its ability to be used for its intended purposes, or (ii) the cost relates to a structural problem at a Company Property that is not in the nature of preventative maintenance and that an owner of a property of a comparable quality would, in the exercise of reasonable and prudent judgment, repair within one year following the date of this Agreement, or (iii) the cost would reasonably be incurred to remediate an environmental condition in, on or about a Company Property that an institutional lender would reasonably require to be remediated, including, without limitation, any such condition posing a threat to the well-being, value or safety of any person or property, or (iv) the cost relates to the curing of any zoning or land use violation affecting a Company Property, or to obtaining any permit, license or approval from a governmental agency relating to the land use, construction or occupancy of a Company Property, which, in each case, if not cured or obtained, would have an adverse effect on (x) the value of the applicable Company Property or (y) its ability to be used for its intended purposes.

               h.      Brandywine and Prudential, on behalf of the Transferees, shall each defend, indemnify, and hold the other harmless on account of any claims, actions, losses, liabilities, damages, costs and expenses, whether arising out of injury or death to persons or damage to any real or personal property, including any property of tenants at Company Properties or otherwise and including but not limited to, reasonable attorneys’ fees and costs incurred, suffered by, or claimed against the other caused by the entry by Brandywine or Prudential (as applicable) or any of its respective representatives upon a Company Property or in carrying out any of its due diligence activities.

     6.      The parties shall attempt in good faith to resolve any dispute over the amount or qualification of a cost as an Eligible Remediation Cost (a “Dispute”) within ten (10) days from the date that one party notifies the other in writing of the Dispute. In the event that the parties are unable to resolve such Dispute within this ten day period, either party may, within ten (10) days of the expiration of the initial ten (10) day period, notify the other party that the Dispute shall be finally settled under the Commercial Arbitration Rules of the AAA (or any similar successor rules thereto) as are in force on the date when a notice of arbitration is received and such party may initiate such process. The AAA shall propose arbitrator(s) that are, to the extent reasonably possible, experts in the subject matter of the Dispute. The number of arbitrators shall be three (3) unless Brandywine and Prudential agree to one (1) within five (5) days within the receipt of the written notice of the Dispute. The AAA shall provide, upon a party’s request, a list of ten (10) proposed arbitrators, and each of Brandywine and Prudential shall pick one (1) arbitrator from such list within five (5) days within the receipt of such list and the arbitrators so selected shall pick a third arbitrator from such list within five (5) days of the selection of these two arbitrators. The arbitration proceedings shall be conducted in New York, New York. For clarity, the pendency of an arbitration proceeding shall not limit the obligations of Brandywine or Prudential to proceed with the consummation of the transactions provided for in this Agreement or in the Prudential Asset Purchase Agreement; provided, however, that Prudential at its election shall not be obligated to take or cause a Transferee to take title to any Company Property that is subject to a Dispute.

     7.      Material Adverse Change Following Due Diligence Period.  If, following the expiration of the Due Diligence Period and prior to the Final Notice Date (defined below), a change occurs to a Specified Asset and such post-Due Diligence Period change relates to a subject matter of the Permitted Due Diligence and the post-Due Diligence change (if it had occurred prior to the expiration of the Due Diligence Period) would have given rise to an Eligible Remediation Cost, then the terms of Paragraph 5 of this Agreement shall apply just as if such change had occurred and been known and objected to by Prudential during the Due Diligence Period in accordance with the terms of this Agreement; provided that any Eligible Remediation Cost attributable to such post-Due Diligence Period change shall be subject to a new ten percent (10%) threshold that is separate and apart from (and not aggregated with) the ten percent (10%) threshold applicable to Eligible Remediation Costs identified in the Due Diligence Period; and provided further that the right of Prudential in Paragraph 5.d and this Paragraph 7 to elect to drop a Specified Asset or substitute a Company Property, on and subject to the terms and conditions set forth therein and herein, may not be exercised after the Final Notice Date.  The “Final Notice Date” is the fifteenth (15th) day prior to the scheduled date of the Parent Shareholders Meeting.  For clarity, any Specified Asset or Company Properties that Prudential may elect to drop or substitute, as the case may be, under this paragraph 7 or under Paragraph 5.d shall be subject to the single (aggregate) $150,000,000 Limit except as otherwise expressly provided with respect to dropped development properties and the Membership Interest (defined below).

     8.      Expenses and Expense Recoveries; Other Receipts Under Merger Agreement.

               a.      The parties agree to be solely responsible for their respective legal and other expenses attributable to the negotiation and preparation of this Agreement and the Prudential Asset Purchase Agreement.

               b.      In the event that the Merger Agreement is terminated and Brandywine receives payment of the Termination Fee or the Alternate Fee, then the Termination Fee or the Alternate Fee received by Brandywine, minus any portion of the Termination Fee or the Alternate Fee that Brandywine is obligated to pay to Parent Financial Advisor, shall be split between Brandywine and Prudential as follows: Brandywine shall be entitled to the Brandywine Percentage (defined below) and Prudential shall be entitled to the Prudential Percentage (defined below). The “Brandywine Percentage” shall equal (i) the aggregate of all of the Allocated Values for the Company Properties, minus the aggregate of all of the Allocated Values of all of the Specified Assets (excluding any Dropped Properties), divided by (ii) the aggregate of all of the Allocated Values for the Company Properties. The Prudential Percentage shall equal 1.0 minus the Brandywine Percentage (the “Prudential Percentage”). If Brandywine is entitled to be reimbursed for its Expenses pursuant to the terms of the Merger Agreement, any amount of such Expenses that remains after Brandywine pays any and all required fees to Parent Financial Advisor shall be allocated between Brandywine and Prudential in accordance with the Prudential Percentage and Brandywine Percentage; provided, however, that neither Brandywine nor Prudential shall be entitled to a portion of the Expenses that exceeds such party’s out of pocket expenses.

               c.      Brandywine hereby agrees to indemnify, defend and hold Prudential and the Transferees harmless from and against any and all loss, liability, cost, claim, damage and expense (each, a “Loss”), including, without limitation, reasonable attorney’s fees, suffered or incurred by Prudential or any Transferee at any time in connection with the existence and terms of any Tax Protection Arrangements, but this agreement (except as provided in Paragraph 8(e)) shall not be construed to apply to any tax matters that arise under the joint venture asset included in the Specified Assets known as “Prentiss/Collins del Mar Heights, LLC”. This provision 9.c shall survive Closing and not be merged therein.

               d.      Brandywine hereby agrees to indemnify, defend and hold Prudential and the Transferees harmless from and against any and all Loss suffered or incurred by Prudential or any Transferee on account of its having held in interest in Merger Sub or any other subsidiary or Affiliate of Brandywine. This provision 9.d shall survive Closing and not be merged therein.

               e.      Brandywine hereby agrees to indemnify, defend and hold Prudential and the Transferees harmless from and against any and all Loss suffered or incurred by Prudential or any Transferee pursuant to Section 8.6 of the Operating Agreement of Prentiss/Collins Del Mar Heights, LLC. and this agreement shall survive Closing and not be merged therein.

               f.      Brandywine hereby agrees to indemnify and hold harmless Prudential and the Transferees from and against all liability and cost (including reasonable attorneys’ fees) incurred by reason of claims against Prudential and the Transferees relating to Space Leases or the proceeds under Space Leases arising from or relating to the period prior to the date of Closing in respect of Company Properties acquired by Prudential or a Transferee. Prudential hereby agrees to indemnify and hold harmless Brandywine and Company L.P. from and against all liability and cost (including reasonable attorneys’ fees) incurred by reason of claims against Brandywine or Company L.P. relating to the Space Leases or the proceeds under Space Leases arising from or relating to the period from and after the date of Closing in respect of Company Properties acquired by Prudential or a Transferee. The agreements in this Paragraph 8(f) shall survive Closing and not be merged therein.

     9.      Company Property Substitutions. In the event Prudential elects to acquire a Substitute Property pursuant to Paragraphs 5 and 7 above, such Substitute Property shall become a Specified Asset under the Merger Agreement, the Prudential Asset Purchase Agreement, the Alternative Asset Purchase Agreement and this Agreement for all purposes thereunder and hereunder.

     10.      In the event that Collins Corporate Center, LLC does not consent in writing, prior to the fifth (5th) day prior to the scheduled Closing Date, to the acquisition by Prudential or a Transferee of the membership interest (the “Membership Interest”) of Company L.P. in the limited liability company known as “Prentiss/Collins Del Mar Heights, LLC (the “Del Mar LLC”), and acknowledge the right of Prudential or such Transferee to hold the position of “Managing Member” under the Operating Agreement dated as of December 17, 2001 of Del Mar LLC (the “Del Mar Operating Agreement”), then Prudential may, by 5:00 p.m. on the day prior to the Final Condition Satisfaction Date or Closing Date, as applicable, elect to drop its acquisition of the Membership Interest, in which case neither Prudential nor any Transferee shall acquire the Membership Interest and Prudential will receive a credit against the Specified Assets Purchase Price in an amount equal to the Allocated Value for the Membership Interest. The Allocated Value attributable to such dropped Membership Interest shall not count against the $150,000,000 Limit.

     11.      Representations and Warranties of Brandywine. Brandywine hereby represents and warrants to Prudential and the Transferees as of the date hereof and as of Closing as follows:

               a.      Brandywine is a limited partnership duly formed and validly existing under the laws of the State of Delaware, has full limited partnership power and authority to own its properties and to carry on its business as now conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected, individually or in the aggregate, to have a material adverse effect.

               b.      Brandywine has full power and authority to enter into this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by Brandywine and is a valid and legally binding obligation of Brandywine, enforceable against Brandywine in accordance with its terms.

               c.      Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated herein, will constitute or cause a breach, default or violation of (i) the charter documents or bylaws of Brandywine or (ii) any contract to which Brandywine is a party.

               d.      Brandywine has not made any agreement or taken any action which may cause anyone claiming through Brandywine to become entitled to a commission as a result of the transactions contemplated pursuant to this Agreement (except for claims which would be made solely against Brandywine).

               e.      Set forth in Section 3.7(b) of the Company Disclosure Letter is a list of all indebtedness affecting any Fee Owned Property (as defined in the Prudential Asset Purchase Agreement) or the Joint Venture Owned Property (as defined in the Prudential Asset Purchase Agreement), in each case that will not be repaid in full by the Company, the applicable Property Owner or the owner of the Joint Venture Owned Property, as the case may be, at its sole cost and expense on or before the Specified Assets Closing Date (as defined in the Prudential Asset Purchase Agreement) (collectively, the “Outstanding Indebtedness”). The Outstanding Indebtedness is free from default. Except for the Outstanding Indebtedness listed the Company Disclosure Letter and the schedules attached thereto, (the “Consent Required Outstanding Indebtedeness”), the Outstanding Indebtedness may be assumed by each applicable Transferee without the consent of any party thereto and without payment of any fee or other amount to the holder thereof or any other party.

               f.      None of Company L.P. or any of its Affiliates has transferred or permitted the transfer of any interest in a Fee Owned Property or has granted any person or entity the right or option to acquire any interest in any Fee Owned Property other than as set forth the Company Disclosure Letter and the schedules attached thereto. None of Company L.P. or any of its Affiliates has created, voluntarily or otherwise, or permitted the creation, voluntarily or otherwise, of any lien or encumbrance on any Fee Owned Property or the Joint Venture Owned Property, other than the Permitted Encumbrances (as defined in the Merger Agreement) and as set forth in the Company Disclosure Letter and the schedules attached thereto.

               g.      None of Company L.P. or any of its Affiliates has transferred any interest in, other otherwise encumbered or permitted the encumbrance of, all or any portion of the Joint Venture Interest, and the Joint Venture Interest is owned by the Joint Venture Interest Owner free and clear of any right, claim, warrant, option, lien or other interest or encumbrance of any nature whatsoever except as set forth in the Operating Agreement dated as of December 17, 2001 (the “Del Mar Operating Agreement”) between Company L.P. and Collins Corporate Center, LLC.

               h.      There are no leasing or similar commissions due in connection with any Space Lease affecting any of the Specified Assets, other than such market-rate commissions as may become due after the date hereof for expansions and renewals pursuant to written agreements provided to Prudential on or before the date hereof.

               i.      Company L.P. has made available to Prudential all material contracts affecting any Fee Owned Property or the Joint Venture Owned Property or Joint Venture Interest (as defined in the Prudential Asset Purchase Agreement). Company L.P. has delivered to Prudential a true, complete and correct copy of the Del Mar Operating Agreement.

               j.      The Release and Settlement Agreement dated September 12, 1996 among Shell Oil Company, Cadillac Fairview/California, Inc., GP Holdings, Inc. and The Prentiss/Copley Investment Group has not been modified and is in full force and effect and free of default and constitutes the entire agreement of the parties thereto on the subject covered thereby and Prudential will be a “Successor Party” and not a “Cadillac Party.”

     12.      Representations and Warranties of Prudential. Prudential hereby represents and warrants to Brandywine as follows (with such representations and warranties applying to any Transferee):

               a.      Each Transferee is a limited liability company duly formed and validly existing under the laws of the State of Delaware, has full power and authority to own its properties and to carry on its business as now conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected, individually or in the aggregate, to have a material adverse effect. Prudential is a corporation duly organized and validly existing under the laws of the State of New Jersey, has full corporate power and authority to own its properties and to carry on its business as now conducted.

               b.      Each Transferee and Prudential has full power and authority to enter into this Agreement and, if applicable, the Prudential Asset Purchase Agreement and to consummate the transactions contemplated herein and, if applicable, contemplated in the Prudential Asset Purchase Agreement. This Agreement has been duly executed and delivered by Prudential and is a valid and legally binding obligation of Prudential, enforceable against Prudential in accordance with its terms and the Prudential Asset Purchase Agreement, if executed and delivered pursuant to Article X of the Merger Agreement, will be a valid and legally binding obligation of Prudential, enforceable against Prudential in accordance with its terms.

               c.      Neither the execution, delivery and performance of this Agreement and, if applicable, the Prudential Asset Purchase Agreement, nor the consummation of the transactions contemplated herein or, if applicable, therein, will constitute or cause a breach, default or violation of (i) the charter documents (if applicable) of Prudential or any Transferee or (ii) any contract to which Prudential or any Transferee is a party.

               d.      Prudential has not made any agreement or taken any action which may cause anyone claiming through Prudential to become entitled to a commission as a result of the transactions contemplated pursuant to this Agreement (except for claims which would be made solely against Prudential).

     13.      Prorations.

               a.      Ad valorem, personal property and similar taxes (including assessments) for the then current tax period relating to the Specified Assets and, to the extent of the Joint Venture Interest, the Joint Venture Owned Property shall be prorated between the applicable Property Owner or other owner and the applicable Transferee at the Specified Assets Closing as of 11:59 p.m. on the day immediately preceding the Specified Assets Closing Date. If the Specified Assets Closing occurs before the tax rate or assessed valuation for a Specified Asset or the Joint Venture Owned Property, as the case may be, is fixed for the then current tax year, apportionment of taxes and other amounts hereunder shall be made on the basis of the tax rate for the preceding year applied to the latest assessed respective valuation of the applicable Specified Asset or the Joint Venture Owned Property, as applicable, and when the tax rate and assessed valuations are fixed for the tax year in which the Specified Assets Closing occurs, Company L.P. and the applicable Transferee hereby agree to adjust the proration of taxes hereunder and, if necessary, to refund or pay such sums to the other party as shall be necessary to effect such adjustment.

               b.      All rents and other payments from tenants under the Space Leases affecting the Specified Assets or Company L.P.’s or its Affiliate’s interest in the Joint Venture Owned Property shall be prorated between the applicable Property Owner and the applicable Transferee as of 11:59 p.m. on the day immediately preceding the Specified Assets Closing Date. Each Property Owner shall be entitled to all rents, charges, and other revenue of any kind attributable to any period under the Space Leases affecting its Specified Assets to, but not including, the Specified Assets Closing Date. Each Transferee of a Fee Owned Property shall be entitled to all rents, charges and other revenue of any kind attributable to any period under the Space Leases affecting its Specified Assets on and after the Specified Assets Closing Date. The owner of the Joint Venture Interest and the Transferee thereof shall prorate such rent, charges and other revenue attributable to the Joint Venture Owned Property on a similar basis in accordance with their interests. Rents or other reimbursements due landlord under the Space Leases affecting Specified Assets not collected as of the Specified Assets Closing Date shall not be prorated at the time of the Specified Assets Closing, but each applicable Transferee shall make a good faith effort (which shall not include bringing legal action against a tenant) to collect the same on the applicable Owner’s behalf and to tender the same to Company L.P. upon receipt (which obligation of such Transferee shall survive the Closing and not be merged therein for a period of four (4) months); provided, however, that all rents, escalations and other reimbursements due landlord under the Space Leases affecting its Specified Assets collected by a Transferee on or after the Specified Assets Closing Date, less the reasonable costs of collection, shall first be applied to all amounts due under the Space Leases affecting its Specified Assets at the time of collection (i.e., current rents and sums due such Transferee as the current owner and landlord) with the balance (if any) payable to Company L.P., but only to the extent of amounts delinquent and actually due to Company L.P. The owner of the Joint Venture Interest and the Transferee thereof shall treat rents and other reimbursements due landlord under the Space Leases affecting the Joint Venture Owned Property on a similar basis in accordance with their interests. At the Specified Assets Closing, each applicable Transferee shall receive a credit for any obligations for brokerage commissions or finders’ fees incurred in entering into any Space Leases affecting any of its Specified Assets, or the Joint Venture Owned Property, as the case may be, that was executed on or after the date of this Agreement.

               c.      Operating expenses for the Specified Assets and the Joint Venture Owned Property shall be prorated as of 11:59 p.m. on the day immediately preceding the Specified Assets Closing Date. Each Property Owner shall pay all utility charges and other operating expenses attributable to its Specified Assets to, but not including, the Specified Assets Closing Date, and each Transferee shall pay all utility charges and other operating expenses attributable to its Specified Assets on or after the Specified Assets Closing Date. The Joint Venture Interest Owner and its Transferee shall prorate utility charges and operating expenses attributable to the Joint Venture Owned Property on a similar basis in accordance with their interests. To the extent that the amount of actual consumption of any utility services is not determined prior to the Specified Assets Closing Date, a proration shall be made at the Specified Assets Closing based on the last available reading and post-closing adjustments between each Owner or the Joint Venture Interest Owner and the applicable Transferee and thereafter a final proration shall be made within twenty (20) days following the date that actual consumption for such pre-closing period is determined, which obligation shall survive the Closing and not be merged therein. No Property Owner shall assign to any Transferee any deposits which such Property Owner has with any of the utility services or companies servicing the Specified Assets. Each Transferee shall arrange with such services and companies to have accounts opened in its name beginning at 12:01 a.m. on the Specified Assets Closing Date.

     14.      Notices and Information under Merger Agreement. Brandywine agrees to provide Prudential promptly with a copy of each notice received from or given to any BDN Party under or pertaining to the Merger Agreement. Brandywine agrees to keep Prudential fully informed as to the status of the transactions contemplated by the Merger Agreement, the status of satisfaction of all conditions to Closing, any Takeover Proposal and all information the BDN Parties obtain with respect to the Specified Assets or the transactions contemplated by the Merger Agreement or this Agreement. Brandywine agrees to consult with Prudential with respect to portions of the Joint Proxy Statement/Prospectus that relate to Prudential or the Specified Assets. Without limiting the foregoing or any other term of this Agreement, Brandywine shall provide Prudential with copies of all Partner Exchange Materials and all other correspondence related to the foregoing and all notices given or received under Sections 6.03(c) or (d) of the Merger Agreement.

     15.      Public Announcements      The parties acknowledge that the BDN Parties will be required to make public disclosures, including filings with the Securities and exchange Commission, in connection with the transactions contemplated by this Agreement. BDN agrees to use good faith and commercially reasonable efforts to afford Prudential an opportunity to review and comment on press releases and public filings that reference Prudential or the transactions contemplated by this Agreement prior to the public disclosure thereof.

     16.      Default or Failure of Condition Under Merger Agreement. If any BDN Party breaches any term of the Merger Agreement (or fails to perform any obligation of a BDN Party under the Merger Agreement required to be performed prior to Closing, the performance of which is within any BDN Party’s exclusive control, which, for the sake of clarity, does not include the failure to obtain the Required Parent Vote), or if Parent fails to call or hold the Parent Shareholders Meeting in accordance with Section 6.01 of the Merger Agreement and as a result Prudential does not acquire the Specified Assets as contemplated by this Agreement or the Prudential Asset Purchase Agreement, then each BDN Party shall be jointly and severally liable to, and hereby agrees to indemnify, Prudential for all of its actual out-of-pocket costs and expenses incurred in connection with the Merger Agreement, the Prudential Asset Purchase Agreement, this Agreement and the transactions contemplated by the Merger Agreement and this Agreement, plus liquidated damages of $5,000,000. The parties hereto acknowledge and agree that the damages suffered by Prudential as a result of such a breach are difficult to determine and that the above-referenced amount as a result is a reasonable approximation thereof. If Closing does not occur because the Parent does not obtain the Required Parent Vote, then each BDN Party shall be jointly and severally liable to, and hereby agrees to indemnify, Prudential for all of its actual out-of-pocket costs and expenses incurred in connection with the Merger Agreement, the Prudential Asset Purchase Agreement, this Agreement and the transactions contemplated by the Merger Agreement and this Agreement.

     17.      Breach of Representation or Warranty under Merger Agreement. If there exists any breach by Company or Company L.P. of any representation or warranty in the Merger Agreement that pertains to any Specified Asset (other than as to matter(s) that could reasonably have been identified by Prudential in the course of its due diligence activities conducted prior to the Closing Date), then, at any time within six (6) months following the Closing Date and assuming the Closing is consummated, Prudential shall have the right to recover from Brandywine its direct out of pocket expenses resulting from such breach, up to an aggregate recovery of $5,000,000.

     18.      Loan Guarantees. If any guarantees of the Company or Company L.P. or a Company Subsidiary of any loan that is secured by any of the Specified Assets is not released on the Closing Date or Final Condition Satisfaction Date, as applicable, then Prudential will indemnify the guarantor against any claims that the applicable lender may assert under any such guaranty with respect to any matter first arising after Closing.

     19.      Notices. All notices, requests and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered to a party either personally or by sending a copy thereof by first class or express mail, postage prepaid, or by courier services, charges prepaid, or by telecopier (with a copy sent by first class mail), to such party’s address (or to such party’s telecopier number) as set forth below. Any such notice, request or communication shall be deemed to be delivered, given and received for all purposes of this Agreement (i) as of the date so delivered, if delivered personally or by telecopy to the person entitled thereto, (ii) three (3) business days after being deposited in the United States mail, if delivered by first class or express mail, postage prepaid or (iii) one (1) business day after being deposited with a telegraph office or courier service for delivery if notice is sent by telegraph or courier services.

     If to Brandywine:

     401 Plymouth Road
     Plymouth Meeting, PA 19462
     Attn: Gerard H. Sweeney, President and Chief Executive Officer
     Telecopier No.: (610) 832-4919

     With a copy to:

     401 Plymouth Road
     Plymouth Meeting, PA 19462
     Attn: Brad A. Molotsky, Senior Vice President and General Counsel
     Telecopier No.: (610) 832-4928

     and

     Pepper Hamilton LLP
     3000 Two Logan Square
     Philadelphia, PA 19103
     Attn: Michael H. Friedman, Esq.
     Telecopier No.: (215) 981-4750

     If to Prudential:

     c/o Prudential Real Estate Investors
     8 Campus Drive
     Parsippany, NJ 07054
     Attn: James P. Walker
     (973) 683-1690
     Telecopier No.: (973) 683-1752

     With a copy to:

     c/o Prudential Real Estate Investors
     8 Campus Drive
     Parsippany, NJ 07054
     Attn: Joan Hayden, Esq.
     (973) 683-1772
     Telecopier No.: (973) 683-1778

     and

     Goodwin Procter LLP
     Exchange Place
     Boston, MA 02109
     Attn: Minta E. Kay, P.C.
     (617) 570-1877
     Telecopier No.: (617) 523-1231

     20.      Authorship; Advice of Counsel. Each of the parties has actively participated in the negotiation and drafting of this Agreement, and each has received independent legal advice from its attorney concerning this Agreement. In the event of a dispute regarding this Agreement, the parties will be conclusively deemed to be the joint authors of this Agreement, and no provision of this Agreement will be interpreted against a party by reason of authorship.

     21.      Prevailing Party Reimbursement. In the event of any dispute between or among the parties arising out of this Agreement resulting in any litigation, the prevailing party in such litigation shall be entitled to recover from the non-prevailing parties all reasonable out-of-pocket costs and expenses in connection with such dispute.

     22.      Headings. The headings preceding the text of the Paragraphs of this Agreement are inserted solely for convenience of reference and shall not constitute a part of this Agreement or affect its meaning or construction.

     23.      Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware.

     24.      Amendments. This Agreement may not be amended or otherwise changed in any respect whatsoever except by a writing signed by Brandywine and Prudential.

     25.      Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes any and all prior or contemporaneous agreements, whether written or oral, concerning the subject matter hereof.

     26.      Cooperation. The parties hereto agree to cooperate with each other in all reasonable respects with respect to their obligations under this Agreement and, if applicable, under the Prudential Asset Purchase Agreement and consummation of the transactions contemplated thereby and hereby.

     27.      Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

     28.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

     29.      Facsimile. A facsimile copy of an original written signature shall be deemed to have the same effect as an original written signature.

     IN WITNESS THEREOF, this Agreement has been executed by Brandywine and Prudential as of the day, month and year first above written.

BRANDYWINE OPERATING PARTNERSHIP, L.P.

By: Brandywine Realty Trust,
its General Partner

By: /s/ Gerard H. Sweeney
Name: Gerard H. Sweeney
Title: President and Chief Executive Officer

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA,
a New Jersey corporation

By: /s/ James P. Walker
Name: James P. Walker
Title: Vice President and Chief Executive Officer

Exhibit A: Prudential Asset Purchase Agreement

Exhibit B: Form of Alternate Asset Purchase Agreement

Exhibit C: Form of Leasing/Management Agreement

Exhibit D: Property Allocated Value Schedule

Exhibit E-1: Excluded Property Schedule

Exhibit E-2: Development Properties